Exhibit 10.10
FEDEX FREIGHT
RETIREMENT PARITY PLAN

Effective
June 1, 2026

INTRODUCTION
The FedEx Freight Retirement Parity Pension Plan (the “Freight Parity Plan”) was originally effective as of January 1, 2007. Effective January 1, 2020, the Freight Parity Plan was closed to new hires and rehires.
The FedEx Corporation Retirement Parity Plan (the “FedEx Corp Parity Plan”) was originally effective as of June 1, 1993. The FedEx Corp Parity Plan was amended and restated effective June 1, 2024, to merge with the Freight Parity Plan, with the FedEx Corp Parity Plan as the survivor plan.
In connection with the distribution (the “Distribution”) by FedEx Corporation to its shareholders of its interest in FedEx Freight Holding Company, Inc. on or about June 1, 2026 (the “Distribution Date”), FedEx Freight, Inc. (the “Sponsoring Employer”) established this FedEx Freight Retirement Parity Plan (the “Plan”), effective as of June 1, 2026 (the “Effective Date”), for the benefit of certain participants in the FedEx Corp Parity Plan who provided services to the FedEx Custom Critical, Inc. and the FedEx Freight, Inc. businesses immediately prior to the Distribution Date (“Parity Spinoff Employees”). In connection with the Distribution, liabilities attributable to Parity Spinoff Employees in the FedEx Corp Parity Plan will be transferred to the Sponsoring Employer.
As of the Effective Date, benefits accrued by Parity Spinoff Employees under the FedEx Corp Parity Plan prior to the Effective Date will be payable by the Sponsoring Employer under this Plan, provided that such benefits will be determined under the applicable terms of the FedEx Corp Parity Plan (including any Appendices thereto), which are substantially incorporated into this Plan. For the avoidance of doubt, the provisions of this Plan reflecting the provisions of the FedEx Corp Parity Plan relating to periods prior to the Effective Date are solely for the purposes of determining the benefits of Parity Spinoff Employees under the FedEx Corp Parity Plan, to satisfy the liabilities transferred to this Plan in connection with the Distribution.
All valid Beneficiary designations under the FedEx Corp Parity Plan, including under any prior plans merged into the FedEx Corp Parity Plan, will be honored under this Plan. Documents executed by Participants, spouses, Beneficiaries, alternate payees, Administrators or representatives regarding the benefit of a Parity Spinoff Employee under a power of attorney before the Effective Date will not be rejected just because a reference is made to the FedEx Corp Parity Plan instead of this Plan.
The Plan is intended to be an “employee benefit pension plan,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a plan that is “unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees,” as provided in Sections 201, 301, and 401 of ERISA and the Department of Labor regulations promulgated thereunder, and is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The benefits provided by the Plan are not funded but shall be payable when due out of the assets of the Sponsoring Employer as general, unsecured obligations of the Sponsoring Employer.
ARTICLE I.
DEFINITIONS
As used herein, the following words and phrases shall have the meaning indicated unless otherwise defined or required by context.
1.01
“Accrued Benefit” shall mean a benefit attributable to a Participant under Article III. Notwithstanding the foregoing, the Accrued Benefit or portion thereof:

(a)
of a Ground Participant which is accrued under the 401(a)(17) Benefit formula of the FedEx Corp Parity Plan prior to the Effective Date shall be determined in accordance with the provisions of Appendix A.

(b)
of a Ground Participant which is accrued under the Excess Retirement Benefit formula of the FedEx Corp Parity Plan prior to the Effective Date shall be determined pursuant to the provisions of Appendix B.

1.02
“Additional Compensation Credits” shall mean the compensation credits allocated to a Parity Portable Pension Account under Section 3.01(b).

1.03
“Administrator” shall mean, with respect to the Plan, FedEx Freight, Inc., acting through the Retirement Services Department of FedEx Freight, Inc.

1.04
“Affiliate” shall mean any corporation or unincorporated business controlled by, or under common control with, an Employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. A corporation or unincorporated business shall not be deemed an Affiliate for any purpose under the Plan with respect to any period before it became an Affiliate.

1.05
“Beneficiary” shall mean whomever the Participant may designate to receive benefits payable after the Participant’s death. A Participant’s designation shall apply to all benefits payable hereunder, including any benefit payable under Appendix A or B. The designation may be different from any designation under the Pension Plan or RSP II. Such designation must be made in writing in a form acceptable to the Administrator. A valid Beneficiary designation in effect under the FedEx Corp Parity Plan immediately prior to the Effective Date shall apply to this Plan as of the Effective Date unless subsequently changed in accordance with the Plan’s procedures. If no Beneficiary designation has been received by the Administrator prior to the Participant’s date of death or if there is no surviving Beneficiary, the Participant’s vested Accrued Benefit shall be paid to the Participant’s estate.

1.06
“Board” shall mean the Board of Directors of FedEx Freight, Inc.

1.07
“Compensation” shall mean the Participant’s Compensation as determined under the Pension Plan or RSP II, as applicable.

1.08
“Compensation Limit” shall mean the annual compensation limit in effect under Section 401(a)(17) of the Code.

1.09 “Eligible Employee” shall mean an Employee who holds an Eligible Position.
1.10
“Eligible Position” shall mean a position of Officer or Managing Director.

1.11
“Employee” shall mean a common law employee of the Sponsoring Employer or a Participating Employer.

1.12
“Employer” shall mean the Sponsoring Employer and all other Participating Employers.

1.13
“Entry Date” shall mean the date on which an Eligible Employee becomes a Participant under Section 2.01.

1.14
“Excess Compensation Account” shall mean the notional account established and maintained under Section 3.02.

1.15
“Excess Compensation Credits” shall mean the compensation credits allocated to an Excess Compensation Account under Section 3.02(a).

1.16
“Excess Compensation Interest Credits” shall mean the interest credits allocated to an Excess Compensation Account under Section 3.02(b).

1.17
“Hours of Service” shall be determined in accordance with Section 1.30 of the Pension Plan (defining “Hour of Service”), regardless of whether the Participant is eligible to participate in the Pension Plan.

1.18
“Managing Director” shall mean an Employee appointed to the position of managing director of a Participating Employer, as evidenced in the Participating Employer’s personnel information system, and shall include an employee having the title of “Staff Director” or “Director” of a Participating Employer.

1.19
“Officer” shall mean an officer of a Participating Employer elected to the position of vice president or above, as evidenced in the minutes of the Participating Employer’s board of directors.

1.20
“Parity Compensation Credits” shall mean the compensation credits allocated to a Parity Portable Pension Account under Section 3.01(a).

1.21
“Parity Interest Credits” shall mean the interest credits allocated to a Parity Portable Pension Account under Section 3.01(c).

1.22
“Parity Portable Pension Account” shall mean the notional account established and maintained under Section 3.01.

1.23
“Participant” shall mean any Eligible Employee who becomes a participant in the Plan as provided in Article II.

1.24
“Participating Employer” shall mean an employer listed in Appendix C hereto.

1.25
“Pension Plan” shall mean the FedEx Freight Employees’ Pension Plan, effective as of June 1, 2026, as amended from time to time.

1.26
“Plan Year” shall mean each 12-month period commencing on June 1 and ending on the following May 31.

1.27
“RSP II” shall mean the FedEx Freight Retirement Savings Plan II, effective as of June 1, 2026, as amended from time to time.

1.28
“Separation from Service” shall mean a termination of substantial services for the Employer and all Affiliates. For purposes of this Section and for purposes of applying the provisions of Section 409A of the Code, a reference to the “Employer” shall be deemed to also include a reference to all affiliates thereof within the contemplation of Sections 414(b) and 414(c) of the Code. A substantial employment relationship shall be considered to exist for so long as an individual is on an authorized leave of absence of up to six months or, if longer, for so long as the individual retains a right to reemployment by law or contract. An individual who is on an authorized leave of absence shall not in any event be deemed to have a Separation from Service for so long as the Employer has a reasonable expectation that the individual will again perform substantial services for the Employer in any capacity, whether or not as an Employee. An individual will not be treated as having incurred a Separation from Service where the individual’s level of future services for the Employer is reasonably anticipated by the Company to exceed 20% of the average level of bona fide services provided by that individual in any capacity for the prior 36-month period (or, if shorter, the prior period of services), but will be treated as having incurred a Separation from Service at any time when such reasonably anticipated level of future services is equal to or less than such 20% average level of prior services.

ARTICLE II.
ELIGIBILITY AND PARTICIPATION
2.01   In General
Each Parity Spinoff Employee (as defined in the Introduction) shall become a Participant on the Effective Date. With respect to an Eligible Employee who is not a Parity Spinoff Employee:
(a)   Pension Participants.   An Employee who is accruing Compensation Credits under Section 3.02 of the Pension Plan shall become a Participant on the date on which he becomes employed in an Eligible Position.
(b)   RSP II Participants.   An Employee who is eligible to participate in the RSP II shall become a Participant on the later of (i) the date he becomes employed in an Eligible Position or (ii) the date his Compensation exceeds the Compensation Limit.
ARTICLE III.
BENEFIT AMOUNTS AND LIMITATIONS
3.01   Parity Portable Pension Accounts
As of the Effective Date, a Parity Portable Pension Account shall be established for each Parity Spinoff Employee who is currently accruing Compensation Credits under Section 3.02 of the Pension Plan, which shall have an opening balance equal to the Participant’s Parity Portable Pension Account balance under the FedEx Corp Parity Plan as of the end of the day on May 31, 2026.

For each Eligible Employee who becomes a Participant under Section 2.01(a), a Parity Portable Pension Account shall be established as of his Entry Date, which shall have an opening balance of zero.
Each Parity Portable Pension Account shall be credited with Parity Compensation Credits, Additional Compensation Credits, Parity Interest Credits, and, if applicable, a 415 Limit Credit, as set forth below:
(a)   Parity Compensation Credit.   For each Plan Year, a Participant’s Parity Compensation Credits shall equal 2% of the Participant’s Compensation without regard to the Compensation Limit. Parity Compensation Credits shall be credited to a Participant’s Parity Portable Pension Account as of the last day of the Plan Year, provided that (i) the Participant is employed in an Eligible Position as of the last day of the Plan Year, or (ii) if he incurs a Separation from Service in the Plan Year, the Participant was credited with at least 1,000 Hours of Service in the Plan Year.
(b)   Additional Compensation Credit.   For each Plan Year, a Participant’s Additional Compensation Credits shall equal 3.5% of the excess of (a) the Participant’s Compensation without regard to the Compensation Limit, over (b) the Compensation Limit. Additional Compensation Credits shall be credited to a Participant’s Parity Portable Pension Account as of the last day of the Plan Year, provided that (i) the Participant is employed in an Eligible Position as of the last day of the Plan Year, or (ii) if he incurs a Separation from Service in the Plan Year, the Participant was credited with at least 1,000 Hours of Service in the Plan Year.
(c)   Parity Interest Credit.   Parity Interest Credits shall be credited to each Parity Portable Pension Account in the same manner as Interest Credits are credited to Portable Pension Accounts under Section 3.03 of the Pension Plan.
(d)   415 Limit Credit.   A Pension Participant whose total Pension Plan benefit has been limited by Section 415 of the Code shall receive a 415 Limit Credit as of the Participant’s retirement date. The 415 Limit Credit is a cash balance value equal to the value of the shortfall in the Pension Plan, except to the extent already provided in Appendix A or B.
(e)   Coordination with Pension Plan.   Except as specifically provided herein, this Plan is not intended to provide any increased benefit which is otherwise provided under the Pension Plan. A Pension Participant’s benefit under this Plan shall be decreased to the extent such Pension Participant’s benefit under the Pension Plan is increased.
3.02   Excess Compensation Accounts
As of the Effective Date, an Excess Compensation Account shall be established for each Parity Spinoff Employee who is a participant in the RSP II, which shall have an opening balance equal to the Participant’s Excess Compensation Account balance under the FedEx Corp Parity Plan as of the end of the day on May 31, 2026.
For each Eligible Employee who becomes a Participant under Section 2.01(b), an Excess Compensation Account shall be established as of his Entry Date, which shall have an opening balance of zero.
Each Excess Compensation Account shall be credited with Excess Compensation Credits and Excess Compensation Interest Credits as set forth below:
(a)   Excess Compensation Credit.   For each Plan Year, a Participant’s Excess Compensation Credits shall equal 8% of the excess of (a) the Participant’s Compensation without regard to the Compensation Limit, over (b) the Compensation Limit. Excess Compensation Credits shall be credited to a Participant’s Excess Compensation Account as of the last day of the Plan Year, provided that (i) the Participant is employed in an Eligible Position as of the last day of the Plan Year, or (ii) if he incurs a Separation from Service in the Plan Year, the Participant was credited with at least 1,000 Hours of Service in the Plan Year.
(b)   Excess Compensation Interest Credit.   Excess Compensation Interest Credits shall be credited to each Excess Compensation Accounts in the same manner as Parity Interest Credits are credited to Parity Portable Pension Accounts under Section 3.01(c).

ARTICLE IV.
PAYMENT OF BENEFITS
4.01   Vesting
A Participant shall be fully vested in his Parity Portable Pension Account and/or Excess Compensation Account upon completion of three consecutive years of service in an Eligible Position. The portion of a Participant’s Accrued Benefit determined under Appendix A or B shall vest in the manner set forth under the applicable Appendix.
4.02   Time and Form of Payment
(a)   General Rule.
(i)   Parity Portable Pension Account/Excess Compensation Account.   A Participant’s vested Parity Portable Pension Account and/or Excess Compensation Account shall be paid in a lump sum on the first of the month coincident with or following the date that is six months after the Participant’s Separation from Service.
(ii)   Traditional Pension Benefit Formula.   The vested portion of a Participant’s Accrued Benefit determined under Appendix A or B (the “Traditional Pension Benefit formula”) shall be paid in a lump sum on the later of (1) the first of the month coincident with or following the date that is six months after the Participant’s Separation from Service or (2) the date on which the Participant attains age 55.
(b)   Death Prior to Payment.   If a Participant dies following his Separation from Service but prior to the date on which he attains age 55, the portion of the Participant’s Accrued Benefit determined under the Traditional Pension Benefit formula shall be paid to his Beneficiary in a lump sum on the first of the month coincident with or following the date that is six months after the Participant’s death.
ARTICLE V.
PLAN ADMINISTRATION
5.01   Plan Administrator
The Plan shall be administered by the Administrator. The Administrator shall have the responsibility to receive, evaluate and process all claims for benefits and shall cause payment of benefits to be made under the Plan in accordance with its terms. In connection with its duties, the Administrator shall have the authority to interpret the Plan’s provisions and to determine eligibility for Plan benefits. The Administrator shall have the authority to adopt such rules and procedures which it deems necessary or desirable for the administration of the Plan and recommend any modifications, changes, or amendments to the Plan. The Administrator may delegate all or a portion of its authority or any of its responsibilities under this Section 5.01 to one or more individuals, committees, or entities as it shall determine.
5.02   Claims Procedure
Claims for benefits under the Plan may be filed with the Administrator on forms supplied by the Administrator or in such manner as the Administrator communicates to Participants. If the Administrator shall determine that benefits applied for by a Participant or Beneficiary shall be denied either in whole or in part, the following provisions shall govern:
(a)   Notice of Denial.   The Administrator shall notify the claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

The Administrator shall provide a claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by 29 C.F.R. §§ 2520.104b-1(c)(1)(i), (iii), and (iv). The notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) the specific plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(b)   Claims Review.   Claimants shall be provided with 60 days following receipt of notification of the adverse determination within which to appeal the determination. Claimants shall have the opportunity to submit written comments, documents, records, and other information related to the claim for benefits and shall be provided, free of charge, upon request, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits.
The review of the claim on appeal shall not afford deference to the initial adverse benefit determination, and shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
The Administrator shall, upon receipt of a request for review submitted by the claimant in accordance with this Section 5.02, refer the matter to a committee designated by the Administrator for the purpose of conducting such review (the “Appeals Committee”).
(c)   Decision on Review.   The Appeals Committee shall notify a claimant of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the claimant’s request for review by the Plan, unless the Appeals Committee determines that special circumstances require an extension of time for processing the claim. If the Appeals Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Appeals Committee shall provide the claimant with written or electronic notification of the its decision setting forth: (i) the specific reasons for the decision and specific references to the provisions of the Plan upon which the decision is based, (ii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits; and (iii) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures described in 29 C.F.R. § 2560.503-1(c)(3)(iv) and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
5.03   Legal Expenses
A Participant shall be entitled to reimbursement from the Sponsoring Employer for reasonable legal expenses incurred in successfully enforcing his right to benefits under the Plan. This right to reimbursement shall only be available if such Participant has applied for benefits in substantial compliance with the Administrator’s procedures, been denied benefits by the Administrator, timely requested a review of that denial as provided in Section 5.03 and had such denial upheld.
5.04   Statute of Limitations
A claimant is required to comply with, and exhaust, the claims procedures under the Plan, as set forth in full in Section 7.03 of the Pension Plan. After complying with and exhausting such claims procedures, claimant that receives an adverse benefit determination under the Plan must initiate legal proceedings in a court of law within one year of the date the final determination is issued.
5.05   Legal Incompetence
If the Administrator is served with an order of a court of competent jurisdiction that declares that a person entitled to benefits under the terms of the Plan is unable for any reason (including, but not limited to, illness, infirmity, or mental incapacity) to attend to their affairs, the Administrator shall comply with such order. The Administrator shall have no duty to investigate whether or not a Participant is competent. Any payment so made shall be a complete discharge of any liability under the Plan for such payment.
If a Participant chooses to name a person(s) under the age of majority (i.e., a minor) as a primary or secondary Beneficiary(ies), as applicable, any vested death benefit payment will be made only to the legal guardian of the minor. In the event of Participant’s death, the recordkeeper must receive acceptable legal documentation which establishes the guardianship of the minor(s).
ARTICLE VI.
AMENDMENT AND TERMINATION
The Sponsoring Employer may amend or terminate the Plan at any time. An amendment shall become effective (a) upon its execution in writing by an officer of the Sponsoring Employer or (b) upon action of the Board or any committee thereof. The Plan’s termination shall become effective upon action of the Board or any committee thereof. However, no amendment or termination shall eliminate or reduce any benefits accrued under the Plan at the time of such amendment or termination.
ARTICLE VII.
MISCELLANEOUS
7.01   Non-Assignability of Benefits
Benefits under this Plan shall not be assignable or transferable in any manner, nor shall they be subject to garnishment, attachment or other legal process, expect as provided by ERISA or other applicable federal law, or as provided under a domestic relations order.
7.02   Liability of Employer
No Employee, Participant or Beneficiary shall have any right or claim to any benefit under the Plan except in accordance with its provisions. Neither the establishment of the Plan nor any modification hereto, nor the creation of any account on the books of any Sponsoring Employer hereunder, nor the payment of any benefit under the Plan shall be construed as giving any Participant or other person any legal or equitable right against an Employer, its directors, officers, employees or agents, except that the provisions of this Section 7.02 shall neither impair nor extinguish the rights of any Participant or Beneficiary with respect to any claim for benefits payable under this Plan.
7.03   No Guarantee of Employment
Nothing contained in this Plan shall be construed as a contract of employment between an Employer and any Employee or Participant, as a promise that any Employee or Participant shall continue in his or her present or comparable position, or as a limit on the Employer’s right to discharge such Employee or Participant.
7.04   Section 409A
All payments under this Plan are intended to be exempt from or comply with the requirements of Section 409A of the Code (“Section 409A”) and the regulations promulgated thereunder, and to the maximum extent permitted, the Plan shall be interpreted, operated, and administered consistently with such intent. The Sponsoring Employer reserves the right to amend this Plan as it considers necessary or advisable, in its sole discretion and without the consent of any Participant or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.
In no event will a Participant have any discretion, directly or indirectly, to choose or designate the taxable year in which any payments or benefits are provided under this Plan.
To the extent required to avoid the imposition of additional applicable taxes and penalties under Section 409A, amounts payable under this Plan upon a Participant’s separation from service will not be paid until the Participant experiences a “separation from service” within the meaning of Section 409A (as defined in Section 1.33). For purposes of any applicable provision of this Plan, references to a “termination,” “Separation from Service,” or like terms shall mean “separation from service” within the meaning of Section 409A.
The intended tax treatment of this Plan under, or exemption from, Section 409A (or any other provision of the Code) is not guaranteed. None of the Sponsoring Employer, any Participating Employer, the Administrator or any delegate, the Board, or any current or former managers, directors, officers, employees, members, agents, or representatives thereof or successors thereto, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by or imposed on any Participant, Beneficiary or other taxpayer as a result of the Plan.
7.05   Governing Law and Venue
Except to the extent preempted by federal law, or any other laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, the provisions of this Plan shall be administered, construed, and enforced in accordance with the laws of the State of Tennessee. The parties shall submit to the jurisdiction of the United States District Court for the Western District of Tennessee for adjudication of all disputes arising under the Plan. All Claimants consent to the personal jurisdiction of the United States District Court for the Western District of Tennessee and waive any objection that such venue is inconvenient or improper.
7.06   Agent for Service of Process
FedEx Freight, Inc. is hereby designated as agent for service of process for all purposes provided herein.
7.07   Legal Effect
The Plan shall take effect as of the Effective Date and shall supersede any predecessor plan as constituted prior to such Effective Date, except that Accrued Benefits under the FedEx Corp Parity Plan (or any predecessor plan) prior to the Effective Date shall, except as may otherwise be specifically provided herein, be determined under the terms of such predecessor plan, as substantially set forth in an Appendix hereto.
7.08   Definition of Words
Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular, in any place or places herein where the context may require such substitution or substitutions.
7.09   Titles
The titles of Articles and Sections are included only for convenience and shall not be construed as a part of the Plan or in any respect to affect or modify its provisions.
7.10   Execution
This document may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

IN WITNESS WHEREOF, the undersigned duly authorized officers of the Sponsoring Employer and the Participating Employer have caused this Plan to be effective as of the 1st day of June 2026, by affixing their signatures hereto.
By: /s/ Clement E. Klank III Name: Clement E. Klank III Title: Chief HR & Legal Officer	Date: May 22, 2026
By: /s/ Clement E. Klank III Name: Clement E. Klank III Title: Chief HR & Legal Officer	Date: May 22, 2026